Exhibit 10.6

Partnership Co-investment Agreement

Partnership Co-investment Agreement

This Partnership Co-investment Agreement (the “Agreement”) is entered into by and between the following parities as of [ ], 2013 in [ ], the People’s Republic of China (the “PRC”).

Party A: Wuxi KangJiaFu Royal Traditional Investment Management Co., Ltd.

Party B: [ ], with Identity No.

In this Agreement, Party A, and Party B will be referred to individually as “One Party” and jointly as “Parties”.

Pursuant to relevant PRC laws and regulations, the Parties hereto have, in accordance with the principle of equality and mutual benefit and through friendly consultation, agree to sign this Agreement.

Article 1 The Partnership Cooperation

Pursuant to relevant PRC laws and regulations, the Parties hereto have, in accordance with the principle of voluntary cooperation and mutual benefit and share risk, agree to set up [ ] KangJiaFu Royal Traditional Health Preserving Club (the "Target Club") as a limited partnership enterprise.

Article 2 Capital Contribution

The amount capital of Target Club tentatively determined as RMB8,000,000. Party A shall contribute RMB4,800,000 to Target Club. Party A contributes 60% of the total capital as currency contribution.

Party B or third party designated by Party B shall contribute RMB[ ] to Target Club. Party B contributes [ ]% of the total capital as currency contribution.

Article 3 Profits and Losses

Both Parties agree that the profits, risks and losses of the Target Club shall be shared by the parties in proportion to contributions to the capital in accordance with relevant PRC laws and regulations.

Article 4 Rights and Obligations

In accordance with the relevant PRC laws and regulations, both parties agree after set up Target Club, Parties (or designated third party) shall have rights and obligations of Target Club as limited partner.

Article 5 Effectiveness of The Contract

This Agreement shall become effective after execution by both parties.

Partnership Co-investment Agreement

Article 6 Liability for Breach of Contract

After this Agreement become effective, any party breaching the representations of this Agreement will be deemed as a breach of contract. The breach party shall compensate other party’s losses so incurred.

Article 7 Governing Law

This Agreement shall be governed by and construed in accordance with the law in force in the PRC.

Article 8 Settlement of Disputes

Any disputes arising from the execution of, or in connection with, the Agreement shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission Arbitration Organization in Beijing for arbitration in accordance with this rules of procedure. The arbitral award is final and binding upon both parties.

Article 9 Miscellaneous

9.1	Supplementary agreements relating to this Agreement, once executed by the Parties, shall be an integral part of this Agreement, and shall have the same legal effect after Agreement become effective. In case there is any difference of supplementary agreement and Agreement, the supplementary agreement shall prevail. In case there are multiple supplementary agreements, last dated shall prevail.

9.2	This Agreement is written in Chinese and in duplication. Both parties shall hold each one of the original copies.

9.3	In witness whereof, both parties sign this Agreement as dated of in the first page.

Partnership Co-investment Agreement

Party A: Wuxi KangJiaFu Royal Traditional Investment Management Co., Ltd.

By: _____________________

Party B:

By: ______________________